ALGOOD
                             SUBORDINATION AGREEMENT

         THIS AGREEMENT is entered into this 16 day of September, 1997, among CAPITOL AMERICAN LIFE INSURANCE COMPANY, an Arizona Corporation, Malvin L. Algood, Janet Algood, Russell E. Algood, and John G. Algood (hereinafter jointly and severally referred to as the "Creditors"), and GENERAL ACCEPTANCE CORPORATION, an Indiana corporation (the "Company") for the benefit of Malvin L. Algood, Russell E. Algood and John G. Algood (hereinafter jointly and severally referred to as the "Algoods").

                                    RECITALS

         A. The Company is presently indebted to the Creditors in the aggregate principal amount of Thirteen Million Two Hundred Fifty Thousand Dollars ($13,250,000.00), which indebtedness is evidenced by 12% Subordinated Convertible Notes of the Company dated April 11, 1997, and payable April 11, 2000. The indebtedness evidenced by such Note(s) is hereinafter referred to as the "Junior Debt".

         B. The Company desires to borrow from the Algoods for working capital purposes an additional aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the "New Algood Loans") to be evidenced by 12% Subordinated Convertible Notes of even date herewith in such aggregate principal amount due and payable on June 30, 1999. The New Algood Loans, evidenced by such Notes, are hereinafter referred to as the "Superior Debt."

         C. The Algoods are unwilling to provide the New Algood Loans for the benefit of the Company unless the Creditors and the Company enter into this Subordination Agreement for the benefit of the Algoods.

         D. Creditors acknowledge that Creditors have a substantial interest in the Company and will benefit, directly or indirectly, from the New Algood Loans to be made by the Algoods to the Company.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the Recitals, and to induce the Algoods to provide the New Algood Loans to the Company, the parties hereto, intending to be legally bound, agree as follows:

         1.  Recitals.  The foregoing Recitals, and  the   definitions contained
therein, are incorporated herein by this reference.

         2. Subordination. The Creditors hereby subordinate, to the extent and in the manner provided in this Agreement, all of the Junior Debt, including principal and interest thereon, and all rights of the Creditors pursuant thereto, to the prior payment of all of the Superior Debt, including principal and interest thereon, costs of collection, including reasonable attorneys' fees, and the exercise of all rights thereunder by the holders of the Superior


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Debt.  Each  instrument  and  document  evidencing  the Junior Debt shall bear a conspicuous legend that it is subordinated to the Superior Debt. The Company's and Creditors' books shall be marked to evidence the subordination of all of the Junior Debt to the Superior Debt. The Algoods are authorized to examine such books from time to time and to make any notations required by this Agreement.
         3. Warranties and Representations of the Company and Creditors. The Company and the Creditors each hereby represent and warrant to and for the benefit of the Algoods that: (a) as of the date hereof, the total principal amount of the Junior Debt is $13,250,000.00; (b) no part of the Junior Debt is evidenced by any instrument, security or other writing which has not previously been or is not concurrently herewith being marked to evidence the within subordination or being deposited with the Algoods; (c) Creditors are the lawful owners of the Junior Debt and no part thereof is subject to any defense, offset or counterclaim; (d) Creditors have not heretofore assigned or transferred any of the Junior Debt, any interest therein or any collateral or security
pertaining   thereto;   and  (e)  Creditors  have  not   heretofore   given  any
subordination in respect of the Junior Debt, except as set forth in the Notes evidencing the Junior Debt.

         4. Negative Covenants. Until all of the Superior Debt has been fully and finally paid, the Company and, as applicable, the Creditors shall not, without the prior written consent of the holders of the Superior Debt: (a) directly or indirectly, make any principal payment on account of or grant a security interest in, mortgage, pledge, assign or transfer any properties to secure or satisfy all or any part of the Junior Debt; and (b) demand or accept from the Company or any other person any such payment or collateral.

         5. Permitted Payments and Liens. Notwithstanding the provisions of paragraph 4 hereof, for so long as no material event of default has occurred or exists under any instrument or agreement evidencing or securing the Superior Debt, the indebtedness to General Electric Capital Corporation ("GE Capital"), or the New Conseco Note (as defined in paragraph 22 hereof), the Company may make and Creditors may demand and receive regularly scheduled payments of interest, but not of principal, on the Junior Debt.

         6. Turnover of Prohibited Transfers. If any payment on account of or any collateral for any part of the Junior Debt is received by Creditors other than as permitted in paragraph 5 hereof, or as approved by the Algoods in writing prior to such payment or transfer, such payment or collateral shall be delivered forthwith by Creditors to the Algoods for application to, or as additional security for, the Superior Debt, in the form received except for the addition of any endorsement or assignment necessary to effect a transfer of all rights therein to Algoods. Until so delivered any such payment or collateral shall be held by Creditors in trust for the Algoods and shall not be commingled with other funds or property of Creditors.


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         7.  Obligations of Algoods.  In no event shall the Algoods be liable to
Creditors for any failure to prove the Junior Debt, to exercise any right with respect thereto or to collect any sums payable thereon.

         8. Subrogation. Provided that the Superior Debt has been fully and finally paid and discharged, Creditors shall be subrogated to the rights of Algoods to receive payments or distributions of cash, property or securities payable or distributable on account of the Superior Debt to the extent of all payments and distributions paid over to or for the benefit of the Algoods pursuant to this Agreement.

         9. No Effect on Conversion Rate of Junior Debt. The Creditors agree that the issuance by the Company of the 12% Subordinated Convertible Notes representing the Superior Debt at a Conversion Rate which may be less than the Conversion Rate contained in the 12% Subordinated Convertible Notes which represent the Junior Debt shall not constitute the issuance of rights and options for the purchase of, or stock and other securities convertible into, Additional Shares of Common Stock as defined in Section 7(e) of the Notes evidencing the Junior Debt. Nothing contained in the Notes evidencing the Superior Debt, or herein, shall affect the Conversion Rate contained in the Notes evidencing the Junior Debt.

         10. Duration and Termination. This Agreement shall constitute a continuing agreement of subordination, and shall remain in effect until all Superior Debt, and any extensions or renewals of the Superior Debt have been fully and finally discharged with interest and other applicable charges, including cost of collection and reasonable attorneys' fees.

    11. Default. If any representation or warranty in this Agreement or in any instrument evidencing or securing the Superior Debt proves to have been materially false when made, or, in the event of a breach by either the Company or Creditors in the performance of any of the terms of this Agreement or any instrument or agreement evidencing or securing the Superior Debt, all of the Superior Debt shall, at the option of the Algoods, become immediately due and payable without presentment, demand, protest, or notice of any kind, notwithstanding any time or credit otherwise allowed. At any time Creditors fail to comply with any provision of this Agreement that is applicable to Creditors, the Algoods may demand specific performance of this Agreement, whether or not the Company has complied with this Agreement, and may exercise any other remedy available at law or equity.

    12. Notices. All notices, requests, demands and other communications required or permitted under this Agreement or by law shall be in writing and shall be deemed to have been duly given, made and received only when delivered against receipt or when deposited in the United States mail, certified or registered mail,


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return receipt  requested,  postage  prepaid,  addressed as set forth below, and actually presented at the address of the noticed party.

         (a)  If to the Algoods:             c/o Russell E. Algood
                                             2800 South Olcott Blvd.
                                             Bloomington, IN  47401

         (b)  If to Creditors:               At the addresses set forth
                                             opposite their signatures below

         (c)  If to the Company:             1025 Acuff Road
                                             Bloomington, IN  47404
                                             Attention:  Chief Financial Officer

Any addressee may change the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

    13. Algoods' Duties Limited. The rights granted to the Algoods in this Agreement are solely for their protection and nothing herein contained imposes on the Algoods any duties with respect to any property either of the Company or of Creditor heretofore or hereafter received by the Algoods beyond reasonable care in the custody and preservation of such property while in their possession. The Algoods have no duty to preserve rights against prior parties on any instrument or chattel paper received from the Company or Creditors as collateral security for the Superior Debt or any portion thereof.

    14. Authority. The Company and Creditors represent and warrant that they have authority to enter into this Agreement and that the persons signing for each party are authorized and directed to do so.

   15. Entire Agreement. This Agreement constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contempor aneous agreements and understandings, inducements or conditions, whether express or implied, oral or written. Neither this Agreement nor any portion or provision hereof may be changed, waived or amended orally or in any manner other than by an agreement in writing signed by the Company and Creditors, and approved in writing by the Algoods.

   16. Additional Documentation. The Company and Creditors shall execute and deliver to the Algoods such further instruments and shall take such further action as the Algoods may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement.

   17. Expenses. The Company and the Creditors, as the case may be, agree to pay the Algoods on demand all reasonable expenses of every kind, including reasonable attorneys' fees, that the Algoods may incur in enforcing any of their rights under this Agreement.


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   18. Successors and Assigns.  This Agreement shall inure to the benefit of the
Algoods,  their  heirs,  legatees,  personal  representatives,   successors  and
assigns, and shall be binding upon the Company and Creditors and their respective heirs, legatees, personal representatives, successors and assigns.

   19.  Governing Law.  The  validity,  construction  and  enforcement   of this
Agreement shall be governed by the internal laws of the State of Indiana.

   20. Severability. The provisions of this Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, it is the intent of the parties that such invalidity or unenforceability shall not affect the validity or enforceability of any other provi sion hereof, and that this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

   21. Counterparts. This Agreement may be executed in counterparts which together shall constitute this agreement, although all parties have not signed the same counterpart.

   22. New Conseco Note. It is acknowledged that concurrently herewith the Company is issuing its 12% Subordinated Convertible Note in the principal amount of $10,000,000 to Conseco, Inc. (the "New Conseco Note") to evidence its obligation to repay all amounts paid by Conseco, Inc. to GE Capital pursuant to a Limited Continuing Guaranty of even date herewith. The indebtedness evidenced by the New Conseco Note is superior to the Junior Debt pursuant to the Conseco Subordination Agreement, and to the New Algood Loans pursuant to the provisions of the 12% Subordinated Convertible Notes given to the Algoods, each of even date herewith.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered, this 16 day of September, 1997.


                                   GENERAL ACCEPTANCE CORPORATION


                                   By /s/ MARTIN C. BOZARON
                                   Printed:MARTIN C. BOZARON
                                   Title:CFO
                                                "Company"

                                   CAPITOL AMERICAN LIFE INSURANCE COMPANY
Address for Notices:

11825 N. Pennsylvania Street       By /s/ ROLLIN M. DICK
Carmel, IN  46032                  Printed:ROLLIN M. DICK
Attention: General Counsel         Title:Executive Vice President
3810 Easy Street                   Chief Financial Officer
Bloomington, IN  47404             /s/MALVIN L. ALGOOD
                                      Malvin L. Algood

3810 Easy Street                   /s/ JANET ALGOOD
Bloomington, IN  47204             Janet Algood

2800 South Olcott Blvd.            /s/ RUSSELL E. ALGOOD
Bloomington, IN  47401             Russell E. Algood

1805 Isleworth Court               /s/ JOHN G. ALGOOD
Oldsmar, FL  34677                 John G. Algood

                                              "Creditors"

         The foregoing SUBORDINATION AGREEMENT is accepted by the Algoods this 16th day of September, 1997.


                               /s/ MALVIN L. ALGOOD
                               Malvin L. Algood


                               /s/ RUSSELL E. ALGOOD
                               Russell E. Algood


                               /s/ JOHN G. ALGOOD
                               John G. Algood

                                              "Algoods"








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